EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Seacoast Banking Corporation of Florida:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-22846, 33-25627, 333-161014, 333-188290, 333-190507, 333-49972, 333-198682, 333-206589 and 333-152931) and Form S-3 (Nos. 333-194712, 333-200137 and 333-206588) of Seacoast Banking Corporation of Florida and subsidiaries (the Company) of our report dated March 17, 2014, with respect to the consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity for the year ended December 31, 2013, which report appears in the December 31, 2015 annual report on Form 10-K of the Company.

/s/ KPMG LLP

March 14, 2016
Miami, Florida
Certified Public Accountants